Exhibit 99.1

The Genlyte Group Incorporated
10350 Ormsby Park Place, Suite 60
Louisville, KY 40223

News Release	For Immediate Release

Contact:  William G. Ferko, CFO

(502) 420-9502

GENLYTE ANNOUNCES RECORD SECOND QUARTER SALES AND EARNINGS OF $0.83 PER SHARE

Louisville, KY, July 20, 2004. The Genlyte Group Incorporated (NASDAQ: GLYT) today announced its record second quarter diluted earnings per share grew to $0.83, a 15.3% increase compared to the second quarter of 2003.  Net income was $11.5 million, up 17.2% from the second quarter of 2003. The company reported record second quarter 2004 sales of $301.4 million were 18.6% higher than the $254.1 million reported last year.

The year to date diluted earnings per share were $1.62 and net income was $22.4 million, up 18.2% and 20.1% respectively from 2003.   Sales during the six-month period increased 17.6% to $578.8 million from $492.0 million.

Chairman, President and CEO Larry Powers said, “We are pleased to report second quarter sales and earnings increases. The commercial and industrial construction market conditions are starting to improve. In addition, the price increase that was effective this quarter probably resulted in some pre-buying in anticipation of the price increase.  Although the overall commercial construction market is improving, the traditional commercial construction business remains relatively soft. However, our specialty business including the recent acquisitions of Vari-Lite and Shakespeare Composite Structures performed well.  Residential construction remains relatively strong, although the potential increase in interest rates could negatively impact this segment.  Second quarter sales benefited 2.7% from the Shakespeare acquisition that took place during May 2003, the USS Manufacturing acquisition during May 2004, and the New Oxford Aluminum acquisition during January 2004. The Canadian dollar is 1.7% stronger this year than last year, and accounted for .4% of our overall consolidated sales increase.

“We are disappointed that our operating profit margin decreased to 9.0% from 9.1% for the quarter with such a large revenue increase. The decrease in our operating margin is due to numerous cost increases and higher than normal legal expenses.  We are experiencing cost increases from steel, ballasts, medical insurance, pension expense, freight, energy, and packaging materials. Second quarter legal expenses were $6.6 million higher than last year.  In addition to legal costs, our pension and insurance costs were $2.9 million higher this quarter than last year.  Insurance costs are up over 29% and energy costs also increased significantly.  Expenses for 2004 external audit fees increased by more than 400% over last year primarily due to the new Sarbanes-Oxley Section 404 internal controls audit requirements.

“We implemented a price increase ranging by product from 5% to 8% to offset some of these cost increases. The price increase that was effective in May clearly helped the quarter.  Our gross margins increased to 35.7% compared to 34.3% in the first quarter and 34.9% in the second quarter of last year.  Part of the gross margin increase is attributed to mix; however, shipments under the old price structure during April and May dampened some of the benefit.  We are optimistic that these price increases will hold in the marketplace.  We continuously work to increase our manufacturing efficiencies and reduce costs to offset the market pressures. However, the magnitude of the legal expenses this quarter combined with continued insurance, audit, and freight cost increases exceed the current quarter benefit of price increases and other cost reductions.

“The commercial construction markets are forecasted to improve later this year and continuing in 2005. Residential construction is somewhat firm but flattening.  For the present time, however, we are doing our best to hold the price increases, control expenses, and take opportunistic product and marketing initiatives while the overall commercial market conditions improve.

 “We expect unusual third quarter of 2004 results due to the acquisition of the Thomas Industries 32% minority interest in Genlyte Thomas Group (GTG).  As previously announced, Genlyte will acquire Thomas Industries’ 32% interest in GTG for a cash price of $386.5 million plus 32% of GTG’s earnings, less distributions to Thomas Industries, from January 1, 2004 through the closing of the transaction which is scheduled for the end of July.  The total cash consideration will be approximately $400 million, and will be funded through a combination of cash balances and new debt facilities.

“This transaction is expected to be slightly accretive to earnings for 2004, and significantly more accretive to earnings for 2005 due to the elimination of the minority interest.  The transaction will be accounted for as an asset purchase with 32% of GTG’s assets and intangibles stepped up for both accounting and tax purposes, resulting in additional depreciation and intangible amortization expense.  The exact amount of the step-up and the related depreciation impact on earnings subsequent to the closing of the transaction will be based upon the results of fair market value appraisals. In addition, purchase accounting will require us to eliminate 32% of the operating earnings resulting from orders that are in our backlog and finished goods inventory as of the closing date.  As a result, Genlyte’s pre-tax income is not expected to increase until after the two-to-three-month period during which the stepped-up backlog and finished goods inventory are sold and flow through the income statement. In addition to the impact of stepped-up backlog and inventory, increased depreciation and intangibles amortization, and increased interest expense, we may also incur unusual tax expenses related to the transaction.  The consolidated sales of Genlyte will not be impacted by the transaction.  When comparing third quarter 2004 earnings with 2003, the acquisition related issues will be compounded by the fact that during the third quarter 2003 a successful $8.0 million patent litigation settlement provided a one-time positive impact to operating profit of $7.1 million, net of $.9 million legal expenses.”

Vice President and Chief Financial Officer Bill Ferko stated, “During the quarter we provided $13.3 million cash from operations less plant and equipment investments compared to the second quarter of last year when we generated $10.5 million of cash. Accounts receivable and inventories increased by $53.0 million from year-end and $40.2 million from last June.  Most of the increase in working capital is attributed to the sales growth.  Accounts receivable increased to 17.1% of sales compared to 14.9% of sales at year-end and 16.6% of sales last June.  We are pleased with the reduction in inventory as a percentage of sales to 12.5% of sales compared to 13.4% of sales at year-end and 14.0% last June.   We intend to continue to take steps to reduce working capital.

“Our balance sheet remains very strong.  We closed the second quarter of 2004 with a cash and short-term investments balance of $145.1 million and debt of $11.3 million, or a net-cash position of $133.8 million compared to a net-cash balance of $62.4 million last June.  Total net debt after the transaction to acquire the Thomas Industries 32% minority interest will be approximately $300 million. Genlyte’s total debt after the transaction will be approximately 2.1 times the last twelve months Earnings Before Interest Taxes, Depreciation and Amortization (EBITDA).”

Live audio of Genlyte’s conference call with securities analysts, scheduled for 3 p.m. EDT on July 20, can be accessed from the investor relations section of Genlyte’s website (http://www.genlyte.com) or from www.vcall.com.  An audio replay of the call will be available for 90 days.

The Genlyte Group Incorporated (Nasdaq: GLYT) holds a 68% interest in Genlyte Thomas Group LLC, which is a leading manufacturer of lighting fixtures and controls for the commercial, industrial and residential markets. Genlyte Thomas sells products under the major brand names of Capri, Chloride Systems, Crescent, Day-Brite, Gardco, Hadco, Ledalite, Lightolier, Lightolier Controls, Lumec, Shakespeare Composite Structures, Stonco, Thomas, Vari-Lite and Wide-Lite in the United States and Canlyte and Thomas in Canada.

The statements in this report with respect to future results, future expectations, and plans for future activities and synergies may be regarded as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and actual results may differ materially from those currently expected. They are subject to various risks, such as the ability of the Company to meet new business sales goals and realize desired price increases, fluctuations in commodity and transportation prices, slowing of the overall economy, changes in foreign currency translation rates, increased interest costs arising from a change in the Company’s leverage or change in rates, failure of the Company’s plans to produce anticipated cost savings, the outcome of pending litigation, and the timing and magnitude of capital expenditures, as well as other risks discussed in the company’s filing with the Securities Exchange Commission. The Company makes no commitment to disclose any revision to forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements.

For additional information about Genlyte please refer to the Company’s web site at: http://www.genlyte.com.

THE GENLYTE GROUP INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except earnings per share data)

(Unaudited)

	For the three months ended
	July 3, 2004	June 28, 2003	% Change

Net Sales	$301,437	$254,113	+18.6%

Operating Profit*	26,995	23,055	+17.1%

Net Income	11,527	9,834	+17.2%

Diluted E.P.S.	$0.83	$0.72	+15.3%

Average Diluted Shares Outstanding	13,868	13,590	+2.0%

*   Operating Profit is before deducting minority interest of $7,995 for the three months ended July 3, 2004 and $6,946 for the three months ended June 28, 2003.

	For the six months ended
	July 3, 2004	June 28, 2003	% Change

Net Sales	$578,799	$492,026	+17.6%

Operating Profit*	51,992	43,834	+18.6%

Net Income	22,390	18,642	+20.1%

Diluted E.P.S.	$1.62	$1.37	+18.2%

Average Diluted Shares Outstanding	13,850	13,558	+2.2%

*   Operating Profit is before deducting minority interest of $15,461 for the six months ended July 3, 2004 and $13,211 for the six months ended June 28, 2003.

The foregoing unaudited figures have been approved by the management of The Genlyte Group Incorporated for official release on the date indicated.

THE GENLYTE GROUP INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS AND SIX MONTHS ENDED JULY 3, 2004 AND JUNE 28, 2003

(Amounts in thousands, except earnings per share data)

(Unaudited and Preliminary)

	Three Months Ended		Six Months Ended
	July 3, 2004	June 28, 2003	July 3, 2004	June 28, 2003
Net sales	$301,437	$254,113	$578,799	$492,026
Cost of sales	193,888	165,384	376,134	321,467
Gross profit	107,549	88,729	202,665	170,559
Selling and administrative expenses	80,321	65,444	150,208	126,268
Amortization of intangible assets	233	230	465	457
Operating profit	26,995	23,055	51,992	43,834
Interest expense (income), net	112	35	(173)	63
Minority interest, net of income taxes	7,995	6,946	15,461	13,211
Income before income taxes	18,888	16,074	36,704	30,560
Income tax provision	7,361	6,240	14,314	11,918
Net income	$11,527	$9,834	$22,390	$18,642

Earnings per share:
Basic	$0.85	$0.73	$1.65	$1.38
Diluted	$0.83	$0.72	$1.62	$1.37

Weighted average number of shares outstanding:
Basic	13,615	13,477	13,596	13,467
Diluted	13,868	13,590	13,850	13,558

THE GENLYTE GROUP INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF JULY 3, 2004 AND DECEMBER 31, 2003

(Amounts in thousands)

(Preliminary)

	(Unaudited) July 3, 2004	December 31, 2003
Assets:
Current Assets:
Cash and cash equivalents	$94,767	$82,136
Short-term investments	50,374	70,479
Accounts receivable, less allowances for doubtful accounts of $15,398 and $13,456, as of July 3, 2004 and December 31, 2003	205,980	160,111
Inventories	151,064	143,898
Deferred income taxes and other current assets	29,692	28,602
Total current assets	531,877	485,226
Property, plant and equipment, at cost	383,303	387,507
Less: accumulated depreciation and amortization	270,607	275,883
Net property, plant and equipment	112,696	111,624
Goodwill	142,326	150,532
Other intangible assets, net of accumulated amortization	25,877	21,315
Other assets	5,050	5,028
Total Assets	$817,826	$773,725

Liabilities & Stockholders’ Equity:
Current Liabilities:
Current maturities of long-term debt	$260	$284
Accounts payable	105,886	98,114
Accrued expenses	76,595	75,431
Total current liabilities	182,741	173,829
Long-term debt	11,086	11,190
Deferred income taxes	35,512	35,577
Minority interest	169,889	159,632
Accrued pension and other long-term liabilities	37,199	36,129
Total liabilities	436,427	416,357
Commitments and contingencies
Stockholders’ Equity:
Common stock	137	136
Additional paid-in capital	16,519	12,988
Retained earnings	336,810	314,420
Accumulated other comprehensive income	27,933	29,824
Total stockholders’ equity	381,399	357,368
Total Liabilities & Stockholders’ Equity	$817,826	$773,725

THE GENLYTE GROUP INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JULY 3, 2004 AND JUNE 28, 2003

(Amounts in thousands)

(Unaudited and Preliminary)

	2004	2003
Cash Flows From Operating Activities:
Net income	$22,390	$18,642
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,690	12,714
Net (gain) from disposals of property, plant and equipment	(1,903)	(3)
Minority interest	10,277	14,787
Changes in assets and liabilities, net of effect of acquisitions:
(Increase) decrease in:
Accounts receivable	(45,998)	(15,334)
Inventories	(6,953)	(2,619)
Deferred income taxes and other current assets	(1,050)	(142)
Intangible and other assets	228	938
Increase (decrease) in:
Accounts payable	7,844	(1,949)
Accrued expenses	1,405	(11,372)
Accrued pension and other long-term liabilities	1,137	294
All other, net	1,287	221
Net cash provided by operating activities	1,354	16,177

Cash Flows From Investing Activities:
Acquisitions of businesses, net of cash received	(2,437)	(19,000)
Purchases of property, plant and equipment	(12,366)	(9,424)
Proceeds from sales of property, plant and equipment	4,578	91
Purchases of short-term investments	(43,145)	(36,403)
Proceeds from sales of short-term investments	62,648	66,360
Net cash provided by investing activities	9,278	1,624

Cash Flows From Financing Activities:
Repayments of long-term debt	(665)	(22,174)
Exercise of stock options	2,467	763
Net cash provided by (used in) financing activities	1,802	(21,411)
Effect of exchange rate changes on cash and cash equivalents	197	(613)
Net increase (decrease) in cash and cash equivalents	12,631	(4,223)
Cash and cash equivalents at beginning of period	82,136	67,019
Cash and cash equivalents at end of period	$94,767	$62,796

Supplemental Disclosure of Cash Flow Information:
Cash paid (received) during the period for:
Interest (received) paid, net	$(98)	$201
Income taxes, net of refunds of $3 in 2004 and $26 in 2003	$14,650	$14,422

THE GENLYTE GROUP INCORPORATED AND SUBSIDIARIES

SELECTED SEGMENT DATA

FOR THE THREE MONTHS AND SIX MONTHS ENDED JULY 3, 2004 AND JUNE 28, 2003

(Amounts in thousands)

(Unaudited and Preliminary)

	Three Months Ended		Six Months Ended
	July 3, 2004	June 28, 2003	July 3, 2004	June 28, 2003
Net sales:
Commercial segment	$227,218	$191,298	$431,439	$362,204
Residential segment	36,395	32,417	71,756	64,964
Industrial & other segment	37,824	30,398	75,604	64,858
Total net sales	$301,437	$254,113	$578,799	$492,026

Operating profit:
Commercial segment	$20,225	$15,892	$37,446	$29,966
Residential segment	3,798	4,129	7,929	7,904
Industrial & other segment	2,972	3,034	6,617	5,964
Total operating profit	$26,995	$23,055	$51,992	$43,834